Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated February 17, 2026, relating to the consolidated financial statements of Eversource Energy and the effectiveness of Eversource Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Eversource Energy for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, CT

February 20, 2026